As filed with the Securities and Exchange Commission on August 3, 2018

Registration Statement No. 333-210269
Registration Statement No. 333-152578
Registration Statement No. 333-106363
Registration Statement No. 333-98293
Registration Statement No. 333-91596

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

Registration Statement No. 333-210269

Registration Statement No. 333-152578

Registration Statement No. 333-106363

Registration Statement No. 333-98293

Registration Statement No. 333-91596

UNDER THE SECURITIES ACT OF 1933

FNB BANCORP

(Exact name of registrant as specified in its charter)

California	91-2115369
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

975 El Camino Real, South San Francisco, California	90480
(Address of Principal Executive Offices)	(Zip Code)

FNB Bancorp 2008 Stock Option Plan
FNB Bancorp 2002 Stock Option Plan
FNB Bancorp Stock Option Plan

(Full title of the plans)

TriCo Bancshares

c/o Thomas J. Reddish

Executive Vice President and Chief Financial Officer

63 Constitution Drive

Chico, California 95973

(530) 898-0300
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of FNB Bancorp (the “Registrant”):

•	File No. 333-210269, pertaining to the registration of 350,000 shares of Common Stock, no par value per share, of the Registrant (the “Common Stock”), issuable under the FNB Bancorp 2008 Stock Option Plan;

•	File No. 333-152578, pertaining to the registration of 380,000 shares of Common Stock issuable pursuant to the FNB Bancorp 2008 Stock Option Plan;

•	File No. 333-106363, pertaining to the registration of 33,457 shares of Common Stock issuable pursuant to the FNB Bancorp 2002 Stock Option Plan;

•	File No. 333-98293, pertaining to the registration of 158,613 shares of Common Stock issuable pursuant to the FNB Bancorp 2002 Stock Option Plan

•	File No. 333-91596, pertaining to the registration of 96,620 shares of Common Stock issuable pursuant to the FNB Bancorp Stock Option Plan;

On December 11, 2017, the Registrant entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with TriCo Bancshares, a California corporation (“TriCo”).  On July 6, 2018, pursuant to the Merger Agreement the Registrant merged with and into TriCo (the “Merger”), with TriCo continuing as the surviving corporation and as the successor in interest to the Registrant following the Merger.

In connection with the consummation of the Merger, the offerings pursuant to the Registration Statements have been terminated.  In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, TriCo, as successor to the Registrant, hereby removes from registration the securities of the Registrant registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chico, State of California, on the 3rd day of August, 2018.

TriCo Bancshares, as successor to FNB Bancorp

By	/s/ Thomas J. Reddish
Name:	Thomas J. Reddish
Title:	Executive Vice President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.